Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the use of our reports dated February 27, 2012, with respect to the consolidated balance sheets of Genworth Financial, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

Our reports on the consolidated financial statements and schedules dated February 27, 2012 refer to a change in the method of accounting for embedded credit derivatives and variable interest entities in 2010 and for other-than-temporary impairments in 2009.

/s/ KPMG LLP

Richmond, Virginia

May 23, 2012